UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  January 23, 2009

EMPLOYERS HOLDINGS, INC.
(Exact Name of Registrant as Specified in its Charter)
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NEVADA (State or Other Jurisdiction of Incorporation)	001-33245 (Commission File Number)	04-3850065 (I.R.S. Employer Identification No.)
10375 Professional Circle Reno, Nevada (Address of Principal Executive Offices)		89521 (Zip Code)
Registrant's telephone number including area code: (888) 682-6671
No Change Since Last Report (Former Name or Address, if Changed Since Last Report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On January 23, 2009, Employers Holdings, Inc. (the "Company") announced a strategic restructuring plan to achieve the corporate and operational objectives set forth as part of its recently completed acquisition and integration of AmCOMP Incorporated, and in response to current economic conditions.

The restructuring plan includes a staff reduction of approximately 14 percent of the Company's total workforce, and planned consolidation of corporate activities into the Company's Reno, Nevada headquarters.  The Company expects to incur pre-tax restructuring charges of approximately $3 million in the first quarter 2009, primarily associated with personnel-related termination costs.  As a result of the restructuring plan, the Company expects to achieve pre-tax cost savings of approximately $12 million in 2009 and annualized pre-tax cost savings of approximately $20 to $22 million beginning in 2010.  These amounts include previously announced anticipated cost savings of $7.5 million in 2009 and $10 million in 2010.

The charges and savings that the Company expects to incur in connection with the restructuring are subject to a number of assumptions, and actual results may differ materially.  The Company may also incur other material charges not currently contemplated due to events that may occur as a result of, or associated with, the strategic restructuring plan.

Attached as Exhibit 99.1 and incorporated herein by reference is the press release issued by the Company regarding the strategic restructuring plan.

Section 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d)           Exhibits.

99.1        Employers Holdings, Inc. press release, dated January 23, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMPLOYERS HOLDINGS, INC.

By:	/s/ Lenard T. Ormsby
Name:	Lenard T. Ormsby
Title:	Executive Vice President, Chief
Legal Officer and General Counsel

Dated:   January 23, 2009

Exhibit Index

Exhibit No.	Exhibit
99.1	Employers Holdings, Inc. press release, dated January 23, 2009.